Exhibit 99.1

AAON Announces Retirement of Paul K. Lackey, Jr. from Board of Directors

TULSA, OK, March 25, 2022 – AAON, Inc. (NASDAQ-AAON) (“AAON” or the “Company”) announced today that Paul K. (“Ken”) Lackey, Jr. will retire from the Company’s Board of Directors following the end of his current term at AAON’s Annual Meeting of Stockholders on May 12, 2022. Mr. Lackey, who has served on AAON’s Board since 2007, decided to retire and not stand for re-election to the Board upon completion of his current term as he decreases his professional commitments.

Gary D. Fields, AAON President and CEO, said, “On behalf of the Board, I would like to express our deepest gratitude to Ken for his numerous contributions to AAON during his nearly 15 years on the Board. AAON benefited greatly from the knowledge and experience Ken brought to the Company. Please join me in thanking Ken for his dedicated service to AAON.”

About AAON
AAON, Inc. engaged in the engineering, manufacturing, marketing, and sale of premium air conditioning and heating equipment consisting of standard, semi-custom, and custom rooftop units, data center cooling solutions, cleanroom systems, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils, and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com